Ex. 99.1
FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:

Charles M. Boesel, 312/822-2592	John J. Hanrahan, 312/822-6586
Katrina W. Parker, 312/822-5167	David C. Adams, 312/822-2183

CNA FINANCIAL COMPLETES RETIREMENT OF
SERIES H PREFERRED STOCK AND RELATED FINANCING PLAN

CHICAGO, August 8, 2006 — CNA Financial Corporation (NYSE: CNA) announced today that it has retired all of the previously outstanding shares of its Series H Cumulative Preferred Stock. The Series H Stock was repurchased from Loews Corporation (Loews) for approximately $993 million.

CNA financed the retirement of the Series H Stock with the proceeds from its sales of: (i) 7.0 million shares of its common stock in a public offering underwritten by Citigroup for approximately $235.5 million; (ii) $400 million of new 6.0% five-year senior notes and $350 million of new 6.5% ten-year senior notes in a public offering underwritten by Citigroup and Lehman Brothers; and (iii) 7.86 million shares of its common stock to Loews in a private placement for approximately $264.5 million. CNA will use the proceeds in excess of the amount used to retire the Series H Stock to fund the repayment of its $250 million outstanding 6.75% senior notes at maturity in November 2006.

As a result of the foregoing transactions, Loews approximate ownership of CNA’s common stock was reduced from 91% to 89%.

About the Company

CNA is the country’s seventh largest commercial insurance writer and the 14th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

FORWARD-LOOKING STATEMENT
This press release includes statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.

Any forward-looking statements made in this press release are made by CNA as of the date of this press release. CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.

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